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                                                                     Exhibit 4.1

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

        In accordance with Section 26 of the Rights Agreement between Computershare Trust Company N.A., formerly EquiServe Trust Company N.A., as Rights Agent (the "Rights Agent") and Aware, Inc. ("Aware") dated October 2, 2001 (the "Rights Agreement"), the Rights Agent and Aware desire to amend the Rights Agreement as set forth below. This Amendment No. 1 to Rights Agreement (this "Amendment") shall be effective as of September 6, 2007 and all defined terms and definitions in the Rights Agreement shall be the same in this Amendment except as specifically revised by this Amendment.

        Section 1 of the Rights Agreement is hereby amended to delete the first sentence of the definition of "Acquiring Person" in its entirety and to replace it with the following:

                "ACQUIRING PERSON" shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of Common Shares then outstanding that equals or exceeds such Person's Ownership Threshold, but shall not include (A) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan,
        (B) any such Person who or which has become such a Beneficial Owner solely because (i) of a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or (ii) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not cause such Beneficial Ownership to exceed such Person's Ownership Threshold,
        (C) any such Person for so long as such Person qualifies under Rule 13d-1(b)(1) of the General Rules and Regulations under the Exchange Act (or any successor rule or regulation thereto) to report its Beneficial Ownership of Common Shares on Schedule 13G (or any successor schedule thereto) and otherwise satisfies the criteria of Rule 13d-1(b)(1) of the General Rules and Regulations under the Exchange Act (or any successor rule or regulation thereto), or (D) John S. Stafford, Jr., John S. Stafford, III, James M. Stafford and each of their respective Affiliates and Associates.

        Except as amended hereby, the Rights Agreement and all schedules or exhibits thereto shall remain in full force and effect. This Amendment shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without regard to its conflicts of law principles.



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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed in their names and on their behalf by and through their duly authorized officers.

                                              Aware, Inc.


                                              ---------------------------------
                                              By:
                                              Its:

                                              Computershare Trust Company N.A.


                                              ----------------------------------
                                              By:
                                              Its:



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